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           TTR STOCKHOLDERS APPROVE AGREEMENT WITH LUCENT TECHNOLOGIES

NEW YORK, March 4, 2004 -- TTR TECHNOLOGIES, INC., (OTC BB: TTRE) announced today that its stockholders approved the development and licensing agreement between TTR and Lucent Technologies (NYSE: LU) at a special meeting held today. Under the agreement, Lucent is to develop for TTR next-generation "Triple Play" management and routing technology, designed to provide Fiber-to-the-Premises
(FTTP) capabilities to customers for video, data, and voice-over-Internet protocol (VoIP) services.

The technologies represent state of the art Ethernet and IP/MPLS products and solutions. These technologies are a result of focused research, design and development efforts by Bell Laboratories and are designed to provide industry-leading Quality of Service (QoS), high reliability, and an extremely scaleable system to the broadband access market. Service providers, municipalities and new home builders around the globe who wish to satisfy the increasing consumer demand for video, data and voice services should find these products of the highest quality and performance.

Mr. Juan Mendez, the Chairman of the Board of TTR, stated, "TTR is now uniquely positioned to play a major role in this developing broadband access marketplace. Under the leadership of TTR's new Chief Executive Officer, Mr. Frank Galuppo, TTR will be in a position to build a world-class organization and rapidly bring unique products with a differentiated value proposition to this attractive market." Mr. Galuppo is scheduled to assume his position as TTR's Chief Executive Officer beginning March 15, 2004 "I am excited to have such a unique opportunity in an organization that has a strong product portfolio in this exciting marketplace. My goal is to build a company that is driven by customer needs and one that provides products and support services second to none," said Mr. Galuppo. About TTR Technologies, Inc.

TTR Technologies, Inc. is focused on delivering Ethernet solutions to the Fiber-to-the-Premises (FTTP) broadband access market. The company's solutions provide high performance, scalable, and reliable customer premises, access aggregator and central office products enabling high speed Internet access, video applications and voice-over-Internet protocol services to end customers in a cost effective manner.

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FORWARD-LOOKING STATEMENTS

ALL STATEMENTS CONTAINED HEREIN, AS WELL AS ORAL STATEMENTS THAT MAY BE MADE BY THE COMPANY OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF THE COMPANY ACTING ON THE COMPANY'S BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" AND ARE MADE PURSUANT TO THE SAFE-HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES ARE OUTLINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 2002, ITS QUARTERLY REPORTS ON FORM-10-Q, AND SUCH OTHER DOCUMENTS AS ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY IS NOT OBLIGATED TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS RELEASE.


CONTACT:

TTR Technologies, Inc.
Samuel Brill, (718) 851-2881
samb@ttrtech.com
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